SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549


                                 FORM 8-K


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE

                    SECURITIES AND EXCHANGE ACT OF 1934



             Date of Report (Date of earliest event reported)
                             JANUARY 19, 1995


                            ORYX ENERGY COMPANY
          (Exact name of registrant as specified in its charter)


                                 DELAWARE
 (State or other jurisdiction of incorporation or organization)


                                  1-10053
                         (Commission File Number)


                                 23-1743284
                   (IRS Employer Identification Number)


                  13155 NOEL ROAD, DALLAS, TEXAS  75240-5067
     (Address of principal executive offices, including zip code)


                               (214) 715-4000
           (Registrant's telephone number, including area code)
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ITEM 5.   OTHER EVENTS.


     On January 19, 1995, Oryx Energy Company (the Company) announced its 1994 financial results, the adoption of a new accounting policy for determining the ceiling test for its oil and gas properties and the implementation of a plan designed to restore profitability, refocus strategic direction, set the Company on a course for sustained long-term growth in cash flow and significantly reduce debt.

1994 FINANCIAL RESULTS

     The Company reported net income of $14 million, or $.14 per share, for the quarter ended December 31, 1994, compared to a net loss of $52 million, or $.55 per share, for the same quarter last year. Revenues for the 1994 fourth quarter were $284 million versus $229 million for the 1993 fourth quarter.

     Comparing the 1994 fourth quarter to the 1994 third quarter, the Company's oil and gas prices were about the same. Production volumes were up 5 percent primarily from the U.K. North Sea. Excluding special provisions but including the effects of the accounting policy change, the Company lowered total costs and expenses by 7 percent.

     Comparing the 1994 fourth quarter to the 1993 fourth quarter, oil prices increased by $2.56 per barrel and U.S. natural gas prices fell by $.37 per mcf. Production volumes were up 11 percent primarily from the U.K. North Sea. Excluding special provisions but including the effects of the accounting policy change, the Company lowered its total costs and expenses by 12 percent.

     Comparing 1994 to 1993, crude oil prices fell by $1.02 per barrel, while natural gas prices fell by $.08 per mcf worldwide. Production volumes increased by 4 million equivalent barrels or 5 percent primarily from the U.K. North Sea. Excluding special provisions but including the effects of the accounting policy change, the Company reduced total costs and expenses by 7 percent.

     Production replacement for 1994 was reported at 80 percent with a finding cost of $4.76 per equivalent barrel (EB). Costs incurred were $314 million, excluding capitalized interest, and year-end reserves were 727 million EB. Oryx produced 81 million EB during 1994 and expects to produce about 75 million EB during 1995 depending on the scope and timing of asset sales. Pretax S.E.C. values for year-end reserves were reported as $2.7 billion which represented a 50 percent increase over 1993 levels of $1.8 billion. Year-end debt was reported at $1.711 billion, a reduction of $59 million over the previous year.
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CHANGE IN ACCOUNTING POLICY

     The Company has adopted a new policy for determining the ceiling test for its oil and gas properties. Effective January
1, 1994, these properties have been evaluated on an individual field basis in place of the prior worldwide method.

     As a result of the adoption of the new policy, a one-time non-cash charge to earnings of $948 million has been made. In addition, earnings have been restated for the first three quarters of 1994 as presented below. The new policy had a beneficial impact on 1994 depletion, depreciation and amortization charges of $162 million, which represents an improvement of about $2.00 per equivalent barrel.

                                           Quarterly Net Loss
                                        (In Millions of Dollars)
                                        As Reported   As Restated
                                        -----------   -----------
Quarter Ended March 31, 1994:
     Before cumulative effect of change
       in accounting policy                $140         $   60
     Cumulative effect of change in
       accounting policy                      -            948
                                           -----        -------
     Net loss                               140          1,008
Quarter Ended June 30, 1994                  41              7
Quarter Ended September 30, 1994             56             24
                                           -----        -------
          Total                            $237         $1,039
                                           =====        =======
     There is no impact to oil and gas reserves, cash or borrowing agreements arising from this new accounting policy.
The adoption of the policy results in a deficit in shareholders' equity of $347 million at December 31, 1994.

IMPLEMENTATION OF CORPORATE PLAN

     Oryx has begun the implementation of a plan designed to restore profitability, refocus strategic direction, set the Company on a course for sustained long-term growth in cash flow and significantly reduce debt.

     The Company's plan includes the following major components:

     - Restoration of profitability through the lowering of costs. This is driven by improved operating costs, lower exploration expenses and administrative costs as well as reduced interest expense, which will result in lower absolute and unit costs. A change in accounting policy will also drive a significant reduction in depletion, depreciation and amortization charges.

     - Reorientation of the Company's strategic direction through the renewed emphasis on lower-risk and shorter cycle-time prospects, primarily in the Gulf of Mexico and Gulf Coast where the Company has a demonstrated record of success. The United States will become the centerpiece of the Company's investment strategy for the foreseeable future, supplemented by a measured and focused international program.

     - Repositioning of the Company's assets to a base level where growth in discretionary cash flow is more reasonably assured than the current configuration. Those projects with strong growth potential will be funded internally and those which are lower margin or have limited upside will be sold or otherwise de-emphasized.

     - Reduction of debt by approximately $400 million by the end of 1995. This will be achieved by the dedication of roughly
25 percent of discretionary cash flow, with the remainder by the sale of certain assets.

     Total debt stood at $1.7 billion at year end 1994 and is projected to decline about 25 percent to the $1.3 billion level by the end of this year.
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SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



ORYX ENERGY COMPANY

By  /s/E.W. Moneypenny
    --------------------
    E. W. Moneypenny
    Executive Vice President, Finance, Chief
    Financial Officer, and Director



Date: February 6, 1995